Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

On March 12, 2012, Exelon completed the merger contemplated by its Agreement and Plan of Merger, dated as of April 28, 2011, with Constellation Energy Group, Inc. (Constellation). As a result of the merger, a wholly owned subsidiary of Exelon was merged into Constellation (Initial Merger) and Constellation became a wholly owned subsidiary of Exelon. Immediately thereafter, Exelon completed a series of internal corporate organizational restructuring transactions. Initially, Constellation merged with and into Exelon, with Exelon continuing as the surviving corporation (Upstream Merger). Simultaneously with the Upstream Merger, Constellation’s interest in Baltimore Gas and Electric Company (BGE) was transferred to Exelon’s subsidiary that holds its other energy delivery businesses, Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO). Exelon next contributed to Generation certain subsidiaries that were acquired from Constellation, including Constellation’s generation and customer supply businesses.

The following Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (referred to as the pro forma financial statements) combine the historical consolidated financial statements of Exelon and Constellation to illustrate the effect of the Initial Merger and the Upstream Merger (collectively the mergers).

The pro forma financial statements were based on and should be read in conjunction with the:

•	accompanying notes to the pro forma financial statements; and

•

consolidated financial statements of Exelon for the six months ended June 30, 2012 and the notes relating thereto which are included in Exelon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 in Part 1. FINANCIAL INFORMATION, Item 1. Financial Statements, beginning at page 8.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations (which we refer to as the pro forma statement of operations) for the six months ended June 30, 2012 gives effect to the mergers as if they occurred on January 1, 2011. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (which we refer to as the pro forma balance sheet) gives effect to the mergers as if they occurred on June 30, 2012.

As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP, and the regulations of the SEC.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s results of operations would have been had the mergers been completed on the date indicated. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company. The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other actions that are expected to result from the mergers.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. The initial accounting for the mergers is not complete because the valuations necessary to assess the fair values of certain assets acquired and liabilities assumed are considered preliminary. The preliminary amounts recognized are subject to revision until the valuations are completed and to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Any changes to the fair value assessments may affect the purchase price allocation and material changes could require the financial statements to be retroactively amended. See Note 3 – Purchase Price and Preliminary Purchase Price Allocation of the Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements for additional information.

EXELON CORPORATION AND SUBSIDIARY COMPANIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2012

(in millions)

	Exelon Historical (unaudited)	Constellation Historical (unaudited) (a)	Pro Forma Adjustments			Pro Forma Combined
Operating revenues	$10,640	$2,400	$	— (b	)	$13,284
				131(d	)
				113(j	)
Operating expenses
Purchased power and fuel	4,371	1,677		— (b	)	6,005
				(43	)(d)
Operating and maintenance	3,793	417		(268	)(i)	3,702
				(215	)(j)
				(25	)(k)
Depreciation and amortization	876	124		(11	)(c)	982
				10(g	)
				(17	)(m)
Taxes other than income	448	61		—		509

Total operating expenses	9,488	2,279		(569)		11,198

Equity in loss of unconsolidated affiliates	(79)	(15)		(15	)(e)	(110)
				(1	)(f)

Operating income	1,073	106		797		1,976

Other income and deductions
Interest expense	(439)	(58)		10(h	)	(487)
Interest expense to affiliates, net	(12)	—		—		(12)
Other, net	152	(14)		4(h	)	142

Total other income and deductions	(299)	(72)		14		(357)

Income before income taxes	774	34		811		1,619
Income taxes	284	32		325(l	)	641

Net income	490	2		486		978

Net income attributable to noncontrolling interest and preferred security dividends	4	(5)		—		(1)
Net income attributable to common stock	486	7		486		979

Average shares of common stock outstanding:
Basic	779					779
Diluted	781					781

Earnings per average common share:
Basic	$0.62	$—				$1.26
Diluted	$0.62	$—				$1.25

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of this statement.

EXELON CORPORATION AND SUBSIDIARY COMPANIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of June 30, 2012

(in millions)

	Exelon	Pro Forma Adjustments (m)	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,349	$336	$1,685
Restricted cash and investments	83	—	83
Restricted cash - variable interest entities	34	—	34
Accounts receivable, net
Customer	2,886	—	2,886
Other	1,252	—	1,252
Accounts receivable - variable interest entities	183	—	183
Mark-to-market derivative assets	1,170	—	1,170
Unamortized energy contract assets	1,433	—	1,433
Inventories, net
Fossil fuel	227	—	227
Materials and supplies	772	—	772
Deferred income taxes	63	123	186
Regulatory assets	867	—	867
Other	1,435	(633)	802

Total current assets	11,754	(174)	11,580

Property, plant and equipment, net	42,613	—	42,613
Deferred debits and other assets
Regulatory assets	6,103	—	6,103
Nuclear decommissioning trust funds	6,841	—	6,841
Investments	836	—	836
Investments in affiliates	420	—	420
Investments in CENG	1,878	—	1,878
Goodwill	2,625	—	2,625
Mark-to-market derivative assets	1,241	—	1,241
Unamortized energy contract assets	1,317	—	1,317
Pledged assets for Zion Station decommissioning	650	—	650
Other	1,156	—	1,156

Total deferred debits and other assets	23,067	—	23,067

Total assets	$77,434	$(174)	$77,260

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

EXELON CORPORATION AND SUBSIDIARY COMPANIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of June 30, 2012

(in millions)

	Exelon	Pro Forma Adjustments (m)	Pro Forma Combined
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$376	$—	$376
Short-term notes payable - accounts receivable agreement	225	—	225
Long-term debt due within one year	526	—	526
Long-term debt due within one year - variable interest entities	65	—	65
Accounts payable	2,183	—	2,183
Accounts payable - variable interest entities	119	—	119
Accrued expenses	1,452	—	1,452
Deferred income taxes	482	—	482
Regulatory liabilities	259	—	259
Dividends Payable	4	—	4
Mark-to-market derivative liabilities	829	—	829
Unamortized energy contract liabilities	616	—	616
Other	947	—	947

Total current liabilities	8,083	—	8,083

Long-term debt	17,045	—	17,045
Long-term debt - variable interest entities	649	—	649
Long-term debt to financing trusts	479	—	479
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	10,823	—	10,823
Asset retirement obligations	4,126	—	4,126
Pension obligations	2,610	—	2,610
Non-pension postretirement benefit obligations	2,703	—	2,703
Spent nuclear fuel obligation	1,019	—	1,019
Regulatory liabilities	3,963	—	3,963
Mark-to-market derivative liabilities	578	—	578
Unamortized energy contract liabilities	747	—	747
Payable for Zion Station decommissioning	464	—	464
Other	1,736	—	1,736

Total deferred credits and other liabilities	28,769	—	28,769

Total liabilities	55,025	—	55,025

Commitments and contingencies
Preferred securities of subsidiary	87	—	87
Shareholders’ equity
Common stock	16,559	—	16,559
Treasury stock, at cost	(2,327)	—	(2,327)
Retained earnings	10,114	(174)	9,940
Accumulated other comprehensive loss, net	(2,313)	—	(2,313)

Total shareholders’ equity	22,033	(174)	21,859
BGE preference stock not subject to mandatory redemption	193	—	193

Noncontrolling interest	96	—	96

Total equity	22,322	(174)	22,148

Total liabilities and shareholders’ equity	$77,434	$(174)	$77,260

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

EXELON AND CONSTELLATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical consolidated financial statements of Exelon and Constellation for, and as of, the six months ended June 30, 2012. Certain reclassifications have been made to the historical financial statements of Constellation to conform with Exelon’s presentation. This resulted in income statement adjustments to operating revenues and operating expenses.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria.

•

Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that have not yet been incurred and reflected in the historical financial statements, and that could result from the mergers. The timing and effect of actions associated with integration are currently uncertain.

•

Other than depreciation and amortization expense, adjustments to eliminate the operating revenues and expenses directly associated with Constellation’s Brandon Shores, H.A. Wagner and C.P. Crane generation plants that Exelon agreed to enter into contracts to sell within 150 days (subsequently extended 30 days by the Department of Justice (DOJ)) following the completion of the mergers, given the specifically identifiable revenues related to the plants are not determinable. Exelon has excluded the depreciation and amortization expense recorded for these assets prior to the merger from the pro forma statement of operations. See Note 4 – Pro Forma Adjustments to Financial Statements for additional information.

•

Any fair value adjustments for revenues and expenses subject to rate-setting provisions for Constellation’s regulated utility, BGE. BGE is comprised of electric transmission and distribution and gas distribution operations. These operations are subject to the rate-setting authority of the Federal Energy Regulatory Commission and the Public Service Commission of Maryland and are accounted for pursuant to GAAP, including the accounting guidance for regulated operations. The rate-setting and cost recovery provisions currently in place for Constellation’s regulated operations provide revenues derived from costs including a return on investment of assets and liabilities included in rate base. Except for debt and regulatory assets not earning a return as further described in Note 4—Pro Forma Adjustments to Financial Statement, the fair values of Constellation’s tangible and intangible assets and liabilities subject to these rate-setting provisions are assumed to approximate their carrying values and, therefore the pro forma statements of operations do not reflect any adjustments related to the revenues and expenses of BGE.

•

Exelon’s commitment to cause construction of a headquarters building in Baltimore for Exelon’s competitive energy business, or commitment to develop 285 — 300 MW of new generation in Maryland, expected to be completed over a period of 10 years. As of June 30, 2012, no amounts have been reflected in the Exelon consolidated financial statements for these expenditure commitments. Such costs, which are expected to be primarily capital in nature, will be recognized as incurred. Given the information available as of the filing of this document, Exelon cannot estimate the expense it will incur related to these commitments. Other regulatory commitments were expensed in the consolidated financial statements of Exelon for the six months ended June 30, 2012. The related pro forma adjustments are described in Note 4 – Pro Forma Adjustments to Financial Statements.

The pro forma financial statements were prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. Exelon has been treated as the acquirer in the mergers for accounting purposes. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. In addition, acquisition accounting establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price. The initial accounting for the mergers is not complete because the valuations necessary to assess the fair values of certain assets acquired and liabilities assumed are considered preliminary. The preliminary amounts recognized are subject to revision until the valuations are completed and to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date; Exelon expects to finalize these amounts by the end of 2012, if not sooner. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. See Note 3 – Purchase Price and Preliminary Purchase Price Allocation for additional information.

Note 2. Significant Accounting Policies

Exelon is not aware of any differences in accounting policies that would have a material impact on the combined financial statements. The pro forma financial statements do not assume any differences in accounting policies.

Note 3. Purchase Price and Preliminary Purchase Price Allocation

Exelon acquired all of the outstanding shares of Constellation’s common stock for shares of Exelon common stock at the fixed exchange ratio of 0.930 of a share of Exelon common stock per share of Constellation’s common stock. The total consideration transferred was based on the opening price of a share of Exelon common stock on March 12, 2012 (in millions except conversion ratio and share price):

	Number of Shares/ Awards Issued	Total Estimated Fair Value
Issuance of Exelon common stock to Constellation stockholders at the exchange ratio of 0.930 shares for each share of Constellation common stock; based on the opening price of Exelon common stock on March 12, 2012 of $38.91 (a)	187.45	$7,294
Issuance of Exelon equity awards to replace existing Constellation equity awards (b)	11.30	71

Total estimated purchase price		$7,365

(a)	The number of shares issued excludes 0.7 million shares of stock that are held in a custodian account specifically for the settlement of unvested share-based restricted stock awards. The related share value is excluded from the estimated fair value as these awards have not vested and therefore are not in the purchase price.
(b)	Includes vested Constellation stock options and restricted stock units converted at fair value to Exelon awards on March 12, 2012. The fair value of the stock options was determined using the Black-Scholes model.

The purchase price was computed using Constellation’s outstanding shares as of March 12, 2012, adjusted for the exchange ratio. The purchase price reflects the market value of Exelon’s common stock issued in connection with the Initial Merger based on the opening price of a share of Exelon common stock on March 12, 2012. The purchase price also reflects the total estimated fair value of Constellation’s share-based compensation awards outstanding as of March 12, 2012, excluding the value associated with employee service yet to be rendered.

The allocation of the purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of Constellation’s assets and liabilities at the time of the completion of the mergers. The final allocation of the purchase price could differ materially from the preliminary allocation used for the pro form financial statements as the valuations are not complete.

The preliminary purchase price allocation of the Initial Merger of Exelon with Constellation and Exelon’s contribution of certain subsidiaries of Constellation to Generation was as follows:

Preliminary Purchase Price Allocation	Exelon	Generation
Current assets	$4,944	$3,649
Property, plant and equipment	9,249	3,930
Unamortized energy contracts	3,171	3,171
Other intangibles, trade name and retail relationships	472	472
Investment in affiliates	1,942	1,942
Pension and OPEB regulatory asset	740	—
Other assets	2,644	1,266

Total assets	23,162	14,430

Current liabilities	3,409	2,798
Unamortized energy contracts	1,718	1,512
Long-term debt, including current maturities	6,038	2,972
Noncontrolling interest	95	95
Deferred credits and other liabilities and preferred securities	4,537	1,781

Total liabilities, preferred securities and noncontrolling interest	15,797	9,158

Total purchase price	$7,365	$5,272

Intangible Assets Recorded

For the power supply and fuel accrual-based contracts acquired from Constellation, the difference between the contract price and the market price at the date of the mergers was recognized as either an intangible asset or liability based on whether the accrual-based contracts were in or out-of-the-money. The valuation of the acquired intangible assets/liabilities was estimated by applying either the market approach or the income approach depending on the nature of the underlying contract. The market approach was utilized when prices and other relevant information generated by market transactions involving comparable transactions were available. Otherwise the income approach, which is based upon discounted projected future cash flows associated with the underlying contracts, was utilized. The measure is based upon certain unobservable inputs, which are considered Level 3 inputs, pursuant to applicable accounting guidance. Key estimates and inputs include forecasted power and fuel prices and the discount rate. These intangible assets and liabilities will be amortized over the life of the contract in relation to the present value of the underlying cash flows. Amortization expense and income will be recorded through operating revenues or purchased power and fuel expense, respectively. The weighted-average amortization period is approximately 1.5 years.

The fair value of the Constellation trade name intangible asset was determined based on the relief from royalty method of the income approach whereby fair value is the present value of the license fees avoided by owning the assets. The measure is based upon certain unobservable inputs, which are considered Level 3 inputs, pursuant to applicable accounting guidance. Key assumptions include the hypothetical royalty rate and the discount rate. The intangible asset will be amortized on a straight line basis over an estimated ten year useful life as amortization expense.

The fair value of the retail relationships was determined based on a “multi-period excess method” of the income approach. Under this method, the intangible asset’s fair value is equal to the estimated future cash flows that will be earned on the current customer base, taking into account expected contract renewals based on customer attrition rates and costs to retain those customers. The measure is based upon certain unobservable inputs, which are considered Level 3 inputs, pursuant to applicable accounting guidance. Key assumptions include the customer attrition rate and the discount rate. The intangible assets will be amortized on a straight line based over the useful life of the underlying assets averaging approximately 12 years as amortization expense.

Exelon’s acquired intangible assets and liabilities included in its Consolidated Balance Sheet, along with the future estimated amortization, were as follows as of June 30, 2012:

	Weighted				Estimated amortization expense
Description	Average Amortization	Gross	Accumulated Amortization	Net	Remainder of 2012	2013	2014	2015	2016
Unamortized energy contracts, net (a)	1.5	$1,453	$(489)	$964	$481	$382	$70	$15	$(33)
Trade name	10.0	243	(8)	235	17	24	24	24	24
Retail relationships	11.8	229	(7)	222	15	23	22	21	21

Total, net		$1,925	$(504)	$1,421	$513	$429	$116	$60	$12

(a)	Includes the fair value of the liability for BGE’s power and gas supply contracts for which an offsetting regulatory asset was also recorded.

Note 4. Pro Forma Adjustments to Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a) Exelon and Constellation historical presentation – Certain financial statement line items included in Exelon’s and Constellation’s historical presentation have been reclassified between line items. These reclassifications had no impact on the historical operating income or net income reported by Exelon or Constellation. In addition, Constellation’s historical presentation in the pro forma statement of operations for the six months ended June 30, 2012 represents the activity from January 1, 2012 through the effective time of the merger.

(b) Intercompany Transactions – The pro forma statement of operations for Exelon includes pro forma adjustments to eliminate transactions between Exelon and Nonregulated Constellation included in each company’s historical financial statements, primarily for purchases and sales of energy between the companies. These amounts netted to zero impact on revenues and expenses for the six months ended June 30, 2012.

(c) Nonregulated Property, Plant and Equipment – The pro forma statement of operations for Exelon includes the pro forma adjustments to reflect the decrease in depreciation and depletion expense resulting from the fair valuation adjustment to Constellation’s nonregulated generating assets, resulting in net decreased depreciation expense of $11 million for the six months ended June 30, 2012. These estimates are preliminary, subject to change and could vary materially from the actual adjustment until the valuations are completed. The estimated useful life of Constellation’s property, plant and equipment ranges from 10 to 44 years.

(d) Power Supply and Fuel Contracts – The pro forma statement of operations includes pro forma adjustments to reflect the increase in operating revenues for sales and decrease in purchased power expense for purchases resulting from the amortization of the fair valuation adjustment related to Constellation’s non-derivative energy and fuel contracts. The pro forma statement of operations for Exelon includes an increase of operating revenues of $131 million and a reduction in purchased power expense of $43 million for the six months ended June 30, 2012. These estimates are preliminary, subject to change and could vary materially from the actual adjustments at the time the valuations are completed.

(e) Investments in Affiliates – The pro forma statement of operations for Exelon includes the pro forma adjustment reflecting an increase in the basis difference amortization of $15 million for the six months ended June 30, 2012. The basis difference represents the difference between the carrying amount and fair value of Constellation’s investment in CENG. The basis difference is amortized over the respective useful lives of the assets and liabilities of CENG or as CENG’s assets and liabilities impact the earnings of CENG.

(f) Other Investments – The pro forma statement of operations for Exelon includes the pro forma adjustment for the basis difference amortization for the fair value of Constellation’s investment in a hydroelectric generation facility of $1 million for the six months ended June 30, 2012. The basis difference represents the difference between the carrying amount and fair value of Constellation’s investment and is assumed to be amortized straight line over a term of 40 years based on the anticipated life of the asset.

(g) Intangible Assets – The pro forma statement of operations for Exelon includes the pro forma adjustment to reflect the net incremental amortization resulting from the pro forma fair valuation of Constellation NewEnergy’s trade names and customer relationships of $10 million for the six months ended June 30, 2012. The trade name and customer relationships intangible assets are assumed to be amortized straight line over their useful lives, which range from 5 to 15 years.

(h) Debt – The pro forma statement of operations includes the pro forma adjustment to reflect the net reduction in interest expense resulting from the fair valuation of Constellation’s third-party debt of $10 million for Exelon for the six months ended June 30, 2012. In addition, the pro forma statements of operation includes pro forma adjustments to reflect the elimination of the amortization of Constellation’s deferred debt issuance and credit facility costs of $4 million in other expense for Exelon for the six months ended June 30, 2012.

(i) Merger Transaction Costs –The Exelon pro forma statement of operations includes the pro forma adjustment to eliminate the merger transaction costs incurred by Exelon and Constellation of $268 million for the six months ended June 30, 2012. The merger transaction costs consisted of investment banking fees, legal fees, and employee-related costs directly attributable to the mergers and other merger-related transaction costs. These costs have been excluded from the pro forma statements of operations as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(j) Regulatory Commitments – The pro forma statement of operations for the six months ended June 30, 2012 includes a pro forma adjustment to exclude costs related to commitments promised in the settlement agreements, , and a pro forma adjustment to include revenue that was eliminated related to BGE rate credit of $100 per residential customer, as these adjustments are directly attributable to the mergers and reflect non-recurring charges not expected to have a continuing impact on the combined results. The following pre-tax costs were excluded from the pro forma statement of operations for the six months ended June 30, 2012:

Description	Payment Period	BGE	Generation	Exelon	Statement of Operations Location
BGE rate credit of $100 per residential customer (a)	Q2 2012	$113	$—	$113	Revenues
Customer investment fund to invest in energy efficiency and low-income energy assistance to BGE customers	2012 to 2014	—	—	113.5	O&M Expense
Contribution for renewable energy, energy efficiency or related projects in Baltimore	2012 to 2014	—	—	2	O&M Expense
Charitable contributions at $7 million per year for 10 years	2012 to 2021	28	35	70	O&M Expense
State funding for offshore wind development projects	Q2 2012	—	—	32	O&M Expense
Miscellaneous tax benefits	Q2 2012	(2)	—	(2)	Taxes Other Than Income

Total		$139	$35	$328.5

(k) Share-based Compensation – Each Constellation share award was converted as described above. The authoritative guidance for accounting for business combinations requires that the fair value of replacement awards and cash payments made to settle vested awards attributable to pre-combination service be included in the determination of the purchase price. Accordingly, the fair value of Constellation share-based awards which immediately vested at the effective time of the Initial Merger has been attributed to pre-combination service and reflected in purchase price. For unvested Constellation share-based awards converted to unvested Exelon awards at the effective time of the Initial Merger, the future compensation expense is consistent with the compensation expense recorded in Constellation’s historical income statements. For unvested Constellation share-based awards that were immediately vested at the effective time of the Initial Merger, the Exelon pro forma statement of operations for the six months ended June 30, 2012 includes the pro forma adjustment of $25 million to exclude expense related to the acceleration. These costs have been excluded from the pro forma statements of operations as they reflect non-recurring charges directly attributable to the transaction.

(l) Income Taxes – The pro forma statement of operations includes the pro forma adjustment to reflect the tax effects of the pro forma adjustments based on an estimated prospective statutory tax rate of 40% for the combined company. The estimated prospective statutory tax rate of 40% could change based on future changes in the applicable tax rates and final determination of the combined company’s tax position.

(m) Assets Held for Sale – The pro forma statement of operations reflects the elimination of the depreciation and amortization expense directly associated with Constellation’s Brandon Shores, H.A. Wagner and C.P. Crane generation plants that Exelon has committed to sell within 150 days (subsequently extended 30 days by the DOJ) following the completion of the mergers of $17 million for the six months ended June 30, 2012. The pro forma balance sheet reflects the elimination of the assets and liabilities directly associated with Constellation’s Brandon Shores, H.A. Wagner and C.P. Crane generation plants that Exelon has recorded as assets held for sale on its balance sheet, as well as expected cash proceeds and estimated loss on sale.

On August 8, 2012, a subsidiary of Exelon reached an agreement to sell these Maryland generating stations and associated assets. The agreement includes a base price with purchase price adjustments based on fuel inventory, working capital, capital expenditures, and timing of the closing, resulting in an estimated sales price of approximately $356 million. Generation expects to incur transaction costs of approximately $20 million at or around closing of the transaction. Decisions by certain market participants to remove themselves from the bidding process, combined with the deadlines and limitations on the pool of potential buyers imposed by the merger approval orders, resulted in realized sales proceeds below the estimated fair value of the Maryland generating stations than would have been achieved in an orderly transaction. Therefore, Exelon estimated a pre-tax loss of $278 million, which reflected the difference between the estimated sales price and carrying value.